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                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT dated as of August 5, 2001 between Harris Interactive Inc., a Delaware corporation ("Company"), and Albert Angrisani ("Executive").

                                   BACKGROUND

         Executive has served as the Chief Executive Officer of Total Research Corporation ("TRC") since July 1, 1998.

         TRC may become a wholly owned subsidiary of Company pursuant to a Merger Agreement dated August 5, 2001 among the Company, TRC, and Total Merger Sub, Inc. (the "Merger Agreement") on the Effective Date defined therein (the "Effective Date"), and this Agreement is intended to become effective on the Effective Date.

         Company desires to have Executive serve as its President and Chief Operating Officer on the terms and conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                      TERMS

SECTION 1. CAPACITY AND DUTIES

         1.1 Employment; Acceptance of Employment. Company hereby employs Executive and Executive hereby accepts employment by Company for the period and upon the terms and conditions hereinafter set forth.

         1.2 Capacity and Duties.

         (a) Executive shall serve as the President and Chief Operating Officer of Company. Executive shall perform duties and shall have authority as may from time to time be specified by the Chief Executive Officer and the Board of Directors of Company (the "Board"); provided, however, that Executive shall not be required to perform duties not normally performed by a person filling the role of president or chief operating officer of comparable companies. Executive shall be a member of the "Office of the Chairman" and will report to the Chairman and Chief Executive Officer. Executive shall perform his duties for Company principally at TRC's executive offices, presently in Princeton, New Jersey, provided, however, that Executive acknowledges and agrees that significant amounts of travel to Company's and its affiliates' various offices, and to other locations in furtherance of Company's business, will be required in connection with the performance of Executive's duties hereunder. Company shall use its reasonable efforts to cause Executive to be elected a member of the Board and the Board


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of TRC during the period this Agreement is in effect, but the failure of the stockholders of Company to elect the Executive a member of the Board of Company shall not constitute a breach of this Agreement by Company.

         (b) Executive shall devote full time efforts to the performance of Executive's duties hereunder, in a manner that will faithfully and diligently further the business and interests of Company.


SECTION 2. TERM OF EMPLOYMENT

         2.1 Term. The term of Executive's employment hereunder shall commence on the Effective Date (the "Commencement Date") and continue through and including December 31, 2003, as further extended or unless sooner terminated in accordance with the other provisions hereof (the "Term", with the initial approximate two-year Term called the "Initial Term"). Except as hereinafter provided, on the expiration of the Initial Term this Agreement shall be automatically extended for one additional year unless either the Executive or Company shall have given the other written notice of nonrenewal of this Agreement at least six (6) months prior to the end of the Initial Term. If written notice of nonrenewal is given as provided above, Executive's employment under this Agreement shall terminate on December 31, 2003.


SECTION 3. COMPENSATION

         3.1 Base Compensation. As compensation for Executive's services commencing on the Commencement Date, Company shall pay to Executive base compensation in the form of salary of $300,000 per annum. The salary shall be payable in periodic installments in accordance with Company's regular payroll practices for its executive personnel at the time of payment, but in no event less frequently than monthly. Executive's annual salary is hereinafter referred to as Executive's "Base Compensation". The Compensation Committee of the Company's Board of Directors shall review Base Compensation periodically for the purpose of determining whether Base Compensation should be increased, provided that Employee's Base Compensation shall never be less than $300,000 per annum.

         3.2 Performance Bonus. As additional compensation for the services rendered by Executive to Company, Executive shall be entitled to a performance bonus payable in full within ninety (90) days after the end of the relevant fiscal year of the Company. The performance bonus shall be based on guidelines to be mutually agreed prior to the Commencement Date between the Executive and the Compensation Committee of the Board and, prior to the Commencement Date, attached to this Agreement as Exhibit A. Such guidelines shall provide for a range of bonus from $0 through $250,000, with a target bonus of $100,000, based upon a matrix that spells out performance standards relating to the Company's revenue and operating income.


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         3.3 Employee Benefits. During the Term, Executive shall be entitled to participate in such of Company's employee benefit plans and benefit programs, including medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident plans and programs, as may from time to time be provided by Company for its senior executives generally. In addition, during the Term Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by Company for the benefit of its senior executives generally. Company shall have no obligation, however, to maintain any particular program or level of benefits referred to in this Section 3.3.

         3.4 Other Benefits. During the Term, the Company shall provide Executive with an automobile allowance of $1,000.00 per month for the use of an automobile owned or leased by him in accordance with the policies and procedures established by the Company from time to time for executive employees.

         3.5 Vacation. Executive shall be entitled to the normal and customary amount of paid vacation provided to senior executive officers of the Company, but in no event less than 20 days during each 12 month period. Any vacation days that are not taken in a given 12 month period shall accrue and carry over from year to year up to a maximum of 20 days. The Executive may be granted leaves of absence with or without pay for such valid and legitimate reasons as the Board in its sole and absolute discretion may determine, and is entitled to the same sick leave and holidays provided to other senior executive officers of Company.

         3.6 Expense Reimbursement. Company shall reimburse Executive for all reasonable and documented expenses incurred by him in connection with the performance of Executive's duties hereunder in accordance with its regular reimbursement policies as in effect from time to time.

         3.7 Stock Option Grant. Company agrees to grant to Executive options to purchase 500,000 shares of the Company's common stock (the "Option Shares") under the Company's Long-Term Incentive Plan, effective as of the Commencement Date at an exercise price equal to the closing price as reported by NASDAQ Stock Market on the Commencement Date. One-thirty-sixth (1/36th) of the 500,000 Option Shares shall vest on the last calendar day of each month during the Term commencing on the last calendar day of the month in which the Commencement Date occurs. No Option Shares shall vest after any date of termination of Executive's employment for any reason except as otherwise provided in Section 4.5(b) of this Agreement. The grant of the Option Shares will otherwise be governed by the terms of the Company's Long-Term Incentive Plan and operative agreements, which are attached hereto as Exhibit B. The number of options to be incentive stock options will be the maximum number permitted under Section 422(d) of the Internal Revenue Code taking into account the vesting described above.

         3.8 Compensation For Excess "Parachute Payments". If all or any portion of the payments or other benefits provided to Executive under this Agreement or Executives's prior Employment Agreement with TRC, either alone or together with other

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payments and benefits which Executive receives or is entitled to receive from
Company or TRC, constitutes an excess "parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and as it may be amended on or after the date of this Agreement (the "Code"), and results in the imposition on Executive of an excise tax under section 4999 of the Code, then, in addition to any other benefits to which Executive is entitled under this Agreement, Company shall pay or cause TRC to pay Executive an amount equal to the sum of (i) the excise taxes payable by Executive by reason of receiving excess parachute payments; and (ii) a gross-up amount necessary to offset any and all applicable federal, state, and local excise, income, or other taxes incurred by Executive by reason of Company's payment of the excise tax described in (i) above on or after the date of this Agreement.


SECTION 4. TERMINATION OF EMPLOYMENT

         4.1 Death of Executive. If Executive dies during the Term, Company shall not thereafter be obligated to make any further payments hereunder other than amounts for Base Compensation, any Performance Bonus earned before the date of death (including a prorated Performance Bonus for the period ending before death calculated by annualizing the short period before death), expense reimbursement, and other amounts which have accrued as of the date of Executive's death in accordance with generally accepted accounting principles (the "Accrued Obligations", which, for purposes of this Agreement in situations other than death, shall reference the date of termination).

         4.2 Disability of Executive. If Executive is permanently disabled (as defined in Company's long-term disability insurance policy then in effect), then the Board shall have the right to terminate Executive's employment upon 30 days' prior written notice to Executive at any time during the continuation of such disability. In the event Executive's employment is terminated for disability in accordance with this Section 4.2, Company shall not thereafter be obligated to make any further payments hereunder other than (i) Accrued Obligations through the date of such termination and (ii) continued Base Salary and benefits, until the earlier of (x) such time as payments to Executive commence under Company's long-term disability insurance policy then in effect, or (y) the expiration of the then current Term.

         4.3 Termination for Cause. Executive's employment hereunder shall terminate immediately upon notice that the Board is terminating Executive for Cause (as defined herein), in which event Company shall not thereafter be obligated to make any further payments hereunder other than Accrued Obligations. "Cause" shall be limited to the following:

         (i) willful failure to substantially perform Executive's duties as described in Section 1.2 (other than such failure resulting from Executive's physical or mental illness, or the failure of Executive to perform such duties during the remedy period set forth in Section 4.4(b)(i) hereof following the issuance of a Notice of Termination (as herein defined) by Executive for Good Reason, unless an arbitrator acting pursuant to Section 6.1 hereof finds Executive to have acted in bad faith in issuing


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such Notice of Termination), after demand for substantial performance is delivered by Company in writing that specifically identifies the manner in which Company believes Executive has not substantially performed Executive's duties and Executive's failure to cure such non-performance within ten days after receipt of the Company's written demand;

         (ii) willful misconduct that is materially and demonstrably injurious to Company or any of its subsidiaries; or

         (iii) conviction or plea of guilty or nolo contendere to a felony or to any other crime which involves moral turpitude or, if not including moral turpitude, provided the act giving rise to such conviction or plea is materially and demonstrably injurious to the Company or any of its subsidiaries;

         (iv) material violation of (x) Company's policies relating to sexual harassment, substance or alcohol abuse or the disclosure or misuse of Confidential Information (as hereinafter defined), or (y) other Company polices set forth in Company manuals or written statements of policy provided in the case of this clause (y) that such violation is materially and demonstrably injurious to Company and continues for more then three (3) days after written notice thereof is given to Executive by the Board; and

         (v) material breach of any material provision of this Agreement by Executive, which breach continues for more than ten days after written notice thereof is given by the Board to Executive.

         Cause shall not exist under this Section 4.3 unless and until Company has delivered to Executive a copy of a resolution duly adopted by a majority of the Board at a meeting of the Board called and held for such purpose, or by written consent, finding that such Cause exists in the good faith opinion of the Board. This Section 4.3 shall not prevent Executive from challenging in any arbitration proceeding or court of competent jurisdiction the Board's determination that Cause exists or that Executive has failed to cure any act (or failure to act), to the extent permitted by this Agreement, that purportedly formed the basis for the Board's determination. Company must provide written notice to Executive that it is intending to terminate Executive's employment for Cause within one hundred and twenty (120) days after the Board has actual knowledge of the occurrence of the event it believes constitutes Cause.

4.4 Termination without Cause or by Executive for Good Reason.


         (a) The Company reserves the right to terminate Executive's employment at any time. If, however, (i) Executive's employment is terminated by Company prior to the second anniversary date of this Agreement for any reason other than disability under Section 4.2 or Cause under Section 4.3, or (ii) Executive's employment is terminated by Executive for Good Reason prior to the second anniversary date of this Agreement, then Company shall, in addition to the payment to Executive of Accrued Obligations through the date of termination, pay to Executive a lump sum cash


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payment equal to Four Hundred Thousand Dollars ($400,000.00) within thirty (30)
days after termination. If this Agreement is renewed for an additional one-year Term ("Additional Term") upon expiration of the Initial Term and Executive's employment is terminated by Company during such Additional Term for any reason other than disability under Section 4.2 or Cause under Section 4.3, or Executive's employment is terminated by Executive for Good reason during such Additional Term, then Company shall, in addition to the payment to Executive of Accrued Obligations through the date of termination, pay to Executive a lump sum cash payment equal to the sum of the difference between (i) the Base Compensation and the performance bonus for the Additional Term that is paid as part of the Accrued Obligations and (ii) the Base Compensation and performance bonus that would have been paid had the Executive been employed for the full Additional Term (calculated by annualizing the Additional Term short period performance bonus that is part of the Accrued Obligations). The payments described in the foregoing two sentences are called the "Severance Payment". In the event the Company elects not to renew this Agreement upon expiration of the Initial Term, the Severance Payment shall be Three Hundred Thousand Dollars ($300,000.00) payable as provided above. Further, in the event of termination by Company under such circumstances, or during any renewal Term, Company shall maintain in full force and effect, for the continued benefit of Executive, Executive's spouse and Executive's dependents for the remaining balance of the unexpired Term as of the date of termination, the medical, hospitalization, dental and life insurance programs in which Executive, Executive's spouse and Executive's dependents were participating immediately prior to the date of such termination at substantially the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the date of termination (except to the extent thereafter reduced for senior executives of Company generally); provided, that if Executive, Executive's spouse or Executive's dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive, Executive's spouse and Executive's dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs, provided that such benefits shall terminate upon the date or dates Executive receives coverage and benefits which are substantially similar, taken as a whole, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer. Upon making the payments described in this Section 4.4, Company shall have no further obligation to Executive hereunder.

         (b) "Good Reason" shall mean the following:

         (i) material breach of Company's obligations hereunder, including any assignment of duties not part of duties normally performed by persons holding the position of president or chief operating officer in comparable companies unless previously agreed to in writing by Executive, provided that Executive shall have given reasonably specific written notice thereof to Company, and Company shall have failed to remedy the circumstances within 60 days thereafter;


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         (ii) any decrease in Executive's salary as increased during the Term
(except for decreases that are in conjunction with decreases in salaries generally);

         (iii) the failure of Executive to be elected to all of the positions set forth in Section 1.2(a), ie., President, Chief Operating Officer and Board member, provided, however, the failure to be appointed to the Board of Company shall not constitute Good Reason if such failure is the result of the nonelection of Executive to the Board by a shareholder vote at a duly convened meeting of the shareholders after nomination of Executive to the Board by the Board and submission of such nomination to a shareholder vote;

         (iv) the relocation of Executive's principal office to a location more than thirty (30) miles from Princeton, New Jersey; provided, however, that Executive's principal office shall not be deemed to be relocated by virtue of Executive being required to spend up to ten working days per month on average in the Company's and its subsidiary's other offices;

         (v) the failure of any successor in interest of Company to be bound by the terms of this Agreement in accordance with Section 6.4 hereof; or

         (vi) substantial interference by the Board or Chief Executive Officer with Executive's performance of Executive's duties, which interference results in the inability of Executive to substantially perform Executive's duties hereunder, provided that Executive shall have given reasonably specific written notice thereof to the Board, such situation shall not have been corrected within thirty (30) days, and the Board shall have determined, in its sole discretion, that such interference exists and results in the inability of Executive to substantially perform Executive's duties hereunder.

         Executive must provide notice to the Company that he is intending to terminate Executive's employment for Good Reason within one hundred and twenty
(120) days after Executive has actual knowledge of the occurrence of an event he believes constitutes Good Reason, which termination notice shall specify a termination date within thirty (30) days after the date of such notice except for termination under subsection (i) or (vi) in which case the termination date shall be as provided in such subsection. Executive's right to terminate Executive's employment hereunder for Good Reason shall not be affected by Executive's Disability provided that the notice of intention to terminate is given prior to the Disability. Subject to compliance by Executive with the notice provisions of this Section 4.4, Executive's continued employment prior to terminating employment for Good Reason shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason. In the event Executive delivers to the Company a Notice of Termination for Good Reason, Executive agrees to appear before a meeting of the Board called and held for such purpose (after reasonable notice) and specify to the Board the particulars as to why Executive believes adequate grounds for termination for Good Reason exist. No action by the Board, other than the remedy of the circumstances within the time periods specified in Section this 4.4, shall be binding on Executive.


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         4.5 Change in Control.

         (a) If, during the Term, there should be a Change of Control (as defined herein), Company shall, upon such Change of Control, pay to Executive the $400,000 Severance Payment set forth in Section 4.4 in a lump sum upon such Change of Control regardless of whether or not Executive's employment continues after such Change of Control. In such event, no further Severance Payment will be payable to Executive under Section 4.4 upon a subsequent termination of employment or failure to renew.

         (b) Upon the occurrence of a Change in Control, any stock options previously granted to Executive that are not then exercisable, ie. unvested, shall immediately vest and become exercisable by Executive. The Company shall execute all necessary amendments to the applicable stock option plans and agreements provided such amendments are permitted by law and will not adversely affect the tax status or qualification of the plan as an Incentive Stock Option Plan or Non-qualified Stock Option Plan.

         (c) A "Change in Control" of Company shall be deemed to have occurred if:

         (1) there shall occur (i) any consolidation or merger of Company in which Company is not the continuing or surviving corporation or pursuant to which the shares of common stock of Company ("Common Stock") would be converted into cash, securities or other property, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets accounting for 50% or more of total assets or 50% or more of the total revenues of Company, other than, in case of either (i) or (ii), a consolidation or merger with, or transfer to, a corporation or other entity of which, or of the parent entity of which, immediately following such consolidation, merger or transfer, (x) more than 50% of the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors (or other determination of governing body) is then beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by all or substantially all of the individuals and entities who were such owners of Common Stock immediately prior to such consolidation, merger or transfer in substantially the same proportion, as among themselves, as their ownership of Common Stock immediately prior to such consolidation, merger or transfer, or (y) a majority of the directors (or other governing body) consists of members of the Board of Directors of Company in office on the date hereof for purposes of (2) below or approved as provided in (2) below;

         (2) (x) members of the Board of Directors of Company in office on the Commencement Date whose election by the Board of Directors of Company or nomination for election by Company's stockholders was approved by (i) Executive (if a director) or (ii) a vote of at least a majority of the directors then still in office who either were directors on the Commencement Date or whose election or nomination for election was previously so approved, shall cease for any reason to constitute a majority of the Board; or

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         (3) at any time after the date hereof, the stockholders of Company approve a complete liquidation or dissolution of Company, except in connection with a recapitalization or other transaction which does not otherwise constitute a Change of Control for purposes of Section 4.5(c)(1) above;

         4.6 Termination by Executive without Good Reason. In the event Executive's employment is voluntarily terminated by Executive without Good Reason, Company shall not be obligated to make any further payments to Executive hereunder other than Accrued Obligations (but excluding any Performance Bonus) through the date of such termination.

         4.7 Mitigation. Executive shall not be required to mitigate amounts payable under this Section 4 by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.


SECTION 5. NON-COMPETITION AND CONFIDENTIALITY

         5.1 Non-Competition

         (a) During the period that Executive is employed by the Company, and for a period of one year after his employment is terminated for any reason, whether voluntarily, involuntarily, or upon any failure to renew (the "Non-Competition Period"), Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including, without limitation, as an officer, director, employee, distributor, independent contractor, independent representative, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business; provided, however, that ownership of 4.9% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on the NASDAQ Stock Market's National Market, shall not constitute a breach of this Section 5, so long as the Executive does not in fact have the power to control, or direct the management of, or is not otherwise engaged in activities with, such corporation.

         (b) For purposes hereof, the term "Competing Business" shall mean any business or venture which is substantially similar to the whole or any significant part of the business conducted by Company.

         (c) Notwithstanding the above, the non-competition obligation in
Section 5.1(a) shall not apply after termination of Executive's employment if the Company fails to make any Severance Payment required hereunder.

         5.2 No Solicitation. During the Term, including any unexpired portion thereof, and for a period of one year thereafter, the Executive shall not, directly or indirectly, including on behalf of, for the benefit of, or in conjunction with, any other person or entity, (i) solicit, assist, advise, influence, induce or otherwise encourage in any way, any employee of Company to terminate Executive's relationship with Company for any

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reason, or assist any person or entity in doing so, or employ, engage or otherwise contract with any employee or former employee of Company in a Competing Business or any other business unless such former employee shall not have been employed by Company for a period of at least one year, (ii) interfere in any manner with the relationship between any employee and Company or (iii) contact, service or solicit any existing clients, customers or accounts of Company on behalf of a Competing Business, either as an individual on Executive's own account, as an investor, or as an officer, director, partner, joint venturer, consultant, employee, agent or sales man of any other person or entity.

         5.3 Confidential Information

         (a) "Confidential Information" shall mean confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, distribution methods, data, specifications, technologies, methods, and processes (including the Transferred Property as hereinafter defined) presently owned or at any time hereafter developed by Company, or its agents, consultants, or otherwise on its behalf, or used presently or at any time hereafter in the course of the business of Company, that are not otherwise part of the public domain.

         (b) Executive hereby sells, transfers and assigns to Company, or to any person or entity designated by Company, all of Executive's entire right, title and interest in and to all inventions, ideas, methods, developments, disclosures and improvements (the "Inventions"), whether patented or unpatented, and copyrightable material, and all trademarks, trade names, all goodwill associated therewith and all federal and state registrations or applications thereof, made, adopted or conceived by solely or jointly, in whole or in part (collectively, the "Transferred Property"), prior to or during the Term which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by Company or (ii) otherwise relate to or pertain to the business, products, services, functions or operations of the Company. Executive shall make adequate written records of all Inventions, which records shall be Company's property and shall communicate promptly and disclose to Company, in such forms Company requests, all information, details and data pertaining to the aforementioned Inventions. Whether during the Term or thereafter, Executive shall execute and deliver to Company such formal transfers and assignments and such other papers and documents as may be required of Executive to permit Company, or any person or entity designated by Company, to file and prosecute patent applications (including, but not limited to, records, memoranda or instruments deemed necessary by Company for the prosecution of the patent application or the acquisition of letters patent in the United states, foreign counties or otherwise) and, as to copyrightable material, to obtain copyrights thereon, and as to trademarks, to record the transfer of ownership of any federal or state registrations or applications.

         (c) All such Confidential Information is considered secret and will be disclosed to the Executive in confidence, and Executive acknowledges that, as a consequence of Executive's employment and position with Company, Executive may have access to and become acquainted with Confidential Information. Except in the


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performance of Executive's duties as an employee of Company, Executive shall not, during the term and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Information. All records, files, drawings, documents, equipment and other tangible items (whether in electronic form or otherwise), wherever located, relating in any way to or containing Confidential Information, which Executive has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain Company's sole and exclusive property and shall be included in the Confidential Information. Upon termination of this agreement, or whenever requested by Company, Executive shall promptly deliver to Company any and all of the Confidential Information and copies thereof, not previously delivered to Company, that may be in the possession or under the control of the Executive. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Confidential Information to the extent, but only to the extent, (i) expressly permitted or required pursuant to any other written agreement between Executive and Company, (ii) such Confidential Information has been publicly disclosed (not due to a breach by the Executive of Executive's obligations hereunder, or by breach of any other person, of a fiduciary or confidential obligation to Company or (iii) the Executive is required to disclose Confidential Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction, provided, however, that the Executive shall, prior to any such disclosure, immediately notify Company of such requirements and provided further, however, that the Company shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine.

         5.4 Consideration for Section 5 Covenants. As consideration for Executive's agreement to be bound by the obligations contained in this Section 5, Company shall pay Executive the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) in a lump sum upon the Commencement Date.


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5.5 Acknowledgement; remedies; survival of this Agreement

         (a) Executive acknowledges that violation of any of the covenants and provisions set forth in Section 5 of this Agreement would cause Company irreparable damage and agrees that Company's remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, it is agreed that, in addition to the remedies at law or in equity, Company shall be entitled, without the posting of a bond, to equitable relief in the form of specific performance, a temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available for the purposes of restraining Executive from any actual or threatened breach of such covenants. Without limiting the generality of the foregoing, if Executive breaches or threatens to breach this Section 5 hereof, such breach or threatened breach will entitle Company to enjoin Executive from disclosing any Confidential Information to any Competing Business, to enjoin any Competing Business from retaining Executive or using any such Confidential Information, to enjoin Employee form rendering personal services to or in connection with any Competing Business. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each such party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

         (b) The provisions of this Agreement shall survive the termination of Executive's employment with Company.


SECTION 6. MISCELLANEOUS

         6.1 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Princeton, New Jersey, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The parties consent to the authority of the arbitrator, if the arbitrator so determines, to award fees and expenses (including legal fees) to the prevailing party in the arbitration. Notwithstanding the foregoing, Company shall be entitled to enforce the provisions of Section 5 hereof through proceedings brought in a court of competent jurisdiction as contemplated by Section 6.8 hereof.

         6.2 Severability; Reasonableness of Agreement. If any term, provision or covenant of this Agreement or part thereof, or the application thereof to any person, place or circumstance shall be held to be invalid, unenforceable or void by a court of competent jurisdiction, the remainder of this Agreement and such term, provision or covenant shall remain in full force and effect, and any such invalid, unenforceable or void term, provision or covenant shall be deemed, without further action on the part of the parties hereto, modified, amended and limited, and the court shall have the power to modify, amend and limit any such term, provision or covenant, to the extent necessary to render the same and the remainder of the Agreement valid, enforceable and lawful. In this regard, the Executive understands that the provisions of Section 5 may limit Executive's ability to earn a livelihood in a business similar or related to the business of Company, but nevertheless agrees and acknowledges that (i) the provisions of Section 5 are reasonable and necessary for the protection of Company, and do not impose a greater restraint than necessary to protect the goodwill or other business interest of Company, (ii) such provisions contain reasonable limitations as to the time and the scope of activity to be restrained, and (iii) the payment Executive is receiving pursuant to Section 5 is adequate to fully compensate Executive for any lost opportunity due to the operation of Section 6.5. In consideration of the foregoing and in light of Executive's education, skills and abilities, Executive agrees that all defenses by Executive to the strict enforcement of such provisions are hereby waived by Executive.

         6.3 Key Employee Insurance. Company shall have the right at its expense to purchase insurance on the life of Executive, in such amounts as it shall from time to time determine, of which Company shall be the beneficiary. Executive shall submit to such physical examinations as may reasonably be required and shall otherwise cooperate with Company in obtaining such insurance.

         6.4 Assignment; Benefit. This Agreement shall not be assignable by Executive, other than Executive's rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. No rights or obligations of Company under this Agreement may be assigned or transferred except that Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         6.5 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram or telefax (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or at such other address for either party as may be specified in a notice given as provided herein by such party to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

          (a)      If to Company:

                                            Harris Interactive Inc.
                                            135 Corporate Woods
                                            Rochester, New York 14623
                                            Attention:  Chief Financial Officer

                  With Copies To:
                                            Beth Ela Wilkens, Esq.
                                            Harris Beach LLP
                                            130 E. Main Street
                                            Rochester, New York 14604


                  If to Executive:
                                            Albert Angrisani
                                            50 Gallup Road
                                            Princeton, NJ 08540

                  With Copies To:
                                            Thomas A. Belton, Esq.
                                            Drinker Biddle & Shanley LLP
                                            105 College Road East
                                            Princeton, NJ 08542


         6.6 Termination Procedures. Except as otherwise provided in this Agreement, any termination of Executive's employment by the Company or by Executive during the Term (other than termination pursuant to death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

         6.7 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. No amendment, modification, or waiver of this Agreement shall be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to such occurrence or with respect to any other occurrence.

         6.8 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of New York and the federal laws of the United States of America, to the extent applicable, without giving effect to otherwise applicable principles of conflicts of law. The parties hereto expressly consent to the jurisdiction of any state or federal court located in New York, and to venue therein, and consent to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint therein directed to Executive or Company, as the case may be, at its address as provided in Section 6.6 hereof.

         6.9 Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

         6.10 Headings; Counterparts. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute the same Agreement.

         6.11 Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as the other party shall reasonably request in order to effectuate the purposes of this Agreement.



                            [Signature Pages Follow]

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                            HARRIS INTERACTIVE INC.



                                            By:  /s/ Gordon S. Black
                                                 -------------------------------
                                                 Chief Executive Officer









                                                /s/ Albert A. Angrisani
                                            ---------------------------------
                                                  Albert A. Angrisani

                                    EXHIBIT A

                                    EXHIBIT B